Exhibit 99.1

Earnings Release

Contact:
Cornell Stamoran
(732) 537-6408
cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS
FISCAL 2013 FOURTH QUARTER AND FULL-YEAR RESULTS

Somerset, N.J. – September 10, 2013 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for its fourth fiscal quarter ended June 30, 2013. Catalent recognized net revenue of $505.2 million, an increase of $26.9 million, or 6%, from the fourth quarter of the prior fiscal year, and net earnings from continuing operations of $13.0 million compared to a net loss from continuing operations of $0.9 million in the fourth quarter of the prior fiscal year.

Adjusted EBITDA for the fourth quarter was $128.1 million, an increase of $16.3 million, or 15%, compared to the fourth quarter of the prior fiscal year. For the trailing-twelve-month period ended June 30, 2013, Adjusted EBITDA was $412.7 million, an increase of approximately 4% compared to the trailing-twelve-month period ended March 31, 2013. For reconciliations of Adjusted EBITDA see “Non-GAAP Financial Matters” below.

Catalent's President and Chief Executive Officer, John Chiminski, said, “We finished fiscal year 2013 with a strong fourth quarter, recording our best results ever for revenue and Adjusted EBITDA. Revenue was up 7% on a constant currency basis compared to prior year.  The solid quarter drove full year growth in sales and EBITDA from continuing operations that continued our trend of steadily improving financial performance.  The fiscal year was also marked by continued progress on our strategic transformation, with significant investments in our growing biologics and inhalation technology platforms as well as geographic expansion into China through two joint ventures in Softgel and Clinical Supply Services with well recognized Chinese partners.    We believe that our growth program will continue to be characterized by pairing prudent external growth activities with organic growth driven by our firm commitment to operational excellence and quality in everything we do on behalf of our customers.”

Results of Operations – Fourth Fiscal Quarter Ended June 30, 2013

Net revenue increased $26.9 million, or 6%, for the fourth quarter of fiscal year 2013 compared to the same period a year ago. Excluding the unfavorable impact from foreign exchange fluctuation of $5.0 million, or 1%, net revenue increased by $31.9 million, or 7%, as compared to the same period in the prior year primarily due to increased demand for blow fill seal and sterile injectable product offerings within our Medication Delivery Solution segment, as well as increased demand in prescription and consumer health softgel products in our Oral Technologies segment in North America.
Gross margin increased $8.1 million, or 5%, for the fourth quarter of fiscal year 2013. Excluding the unfavorable impact from foreign exchange fluctuation of $1.7 million, or 1%, gross margin increased by $9.7 million, or 6%, as compared to the same period in the prior year primarily due to increased revenue, as discussed above, as well as improved leveraging of our fixed costs and favorable product mix.

Selling, general and administrative expense decreased by $16.9 million, or 16%, for the fourth quarter of fiscal year 2013 primarily due to a reduction of integration related expenses incurred in connection with the acquisition of the Aptuit CTS business, the prior year recognition of a multi-employer pension plan obligation related to an ongoing operation, partially offset by increased depreciation and amortization. Foreign exchange translation did not have a material impact on selling, general and administrative expense during the quarter.

EBITDA from continuing operations for the fourth quarter was $111.1 million, an increase of $25.5 million from the same quarter of the prior fiscal year. Excluding the impact of foreign exchange translation, Oral Technologies Segment EBITDA increased by $4.5 million, or 5%, compared to the same period a year ago primarily due to increased demand in prescription softgel products. Excluding the impact of foreign exchange translation, Development and Clinical Services Segment EBITDA increased by $0.8 million, or 4%, as compared to the prior year period primarily due to increased volume in analytical science services, partially offset by a mix shift to lower margin services within the segment. Medication Delivery Solutions Segment EBITDA increased by $5.4 million, or 62%, primarily due to increased demand in our blow fill seal and sterile injectable product offerings as well as cost saving initiatives enacted within the segment.

Results of Operations – Fiscal Year Ended June 30, 2013
Net revenue increased $105.5 million, or 6%, in fiscal year 2013 compared to the same period a year ago. Excluding the unfavorable impact from foreign exchange fluctuation of $35.5 million, or 2%, net revenue increased by $141.0 million, or 8%, as compared to the same period a year ago. The increase was primarily due to the inclusion of a full year of revenue from the acquired Aptuit CTS business within our Development and Clinical Services segment, partially offset by volume declines within our Zydis® technology platform and the impact of certain concessions granted to secure long term arrangements with regard to certain products and customers within our softgel business in our Oral Technologies segment.
Gross margin increased $10.0 million, or 2%, in fiscal year 2013 compared to fiscal year 2012. Excluding the unfavorable impact from foreign exchange fluctuation of $10.6 million, or 2%, gross margin increased by $20.6 million, or approximately 4%, as compared the same period a year ago. This increase in gross margin was due to the revenue generated by acquired Aptuit CTS business within the Development and Clinical Services segment and research and development profit participation revenue recorded within the Oral Technologies segment. These gross margin increases were partially offset by unfavorable product mix and volume declines in both the Oral Technologies and the Medication Delivery Solutions segments.
Selling, general and administrative expense decreased $7.5 million, or 2%, in fiscal year 2013 compared to the prior year. Excluding the increase resulting from from foreign exchange fluctuation of $3.4 million, or 1%, selling, general and administrative expense decreased by $4.1 million, as compared to the same period a year ago. The decrease was primarily due to the absence of approximately $15.0 million of transaction related costs associated with the Aptuit CTS acquisition, which were incurred in the prior year period, partially offset by increased depreciation and amortization and integration costs associated with the Aptuit CTS acquisition.

EBITDA from continuing operations for the fiscal year ended June 30, 2013 was $331.6 million, an increase of $1.3 million, compared to the same period of the prior fiscal year. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies Segment EBITDA decreased by $9.6 million, or 3%, as compared to the same period a year ago. The decrease was primarily related to decreased product demand within our Zydis® technology platform as noted above and unfavorable product pricing mix within the segment, partially offset by the research and development product participation income recorded in the first half of fiscal year 2013. Excluding the impact of foreign exchange translation, Development and Clinical Services Segment EBITDA increased by $22.8 million, or 43%, as compared to the prior year period primarily due to the acquisition of the Aptuit CTS business and synergy realization across the segment, partially offset by a mix shift to lower margin services. Excluding the impact of foreign exchange translation, Medication and Delivery Solutions Segment EBITDA increased by approximately $3.8 million, or 14%, as compared to the same period of the prior fiscal year primarily due to cost saving initiatives enacted within the segment and increased demand for biologics services, partially offset by decreased demand for sterile injectable products as noted above.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes and depreciation and amortization, and adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes and the credit agreement governing the senior unsecured term loan facility, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures and the credit agreement governing the senior unsecured term loan facility). Adjusted EBITDA is based on the definitions in the Company’s indentures and the credit agreement governing the senior unsecured term loan facility, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented.

Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes and the credit agreement governing the senior unsecured term loan facility, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and our ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward-looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Tuesday, September 10, 2013, beginning at 10:00 a.m. (EST) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, development and manufacturing for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 8,300 people at 26 facilities worldwide and generated more than $1.8 billion in fiscal 2013 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions)

	Three Months Ended June 30, 2013		Increase/(Decrease)
	2013	2012	Change $	Change %
Net revenue	$505.2	$478.3	$26.9	6%
Cost of products sold	331.5	312.7	18.8	6%
Gross margin	173.7	165.6	8.1	5%
Selling, general and administrative expenses	88.9	105.8	(16.9)	(16)%
Impairment charges and (gain)/loss on sale of assets	0.6	3.3	(2.7)	(82)%
Restructuring and other	5.7	6.9	(1.2)	(17)%
Property and casualty (gain)/loss, net	—	1.7	(1.7)	*
Operating earnings/(loss)	78.5	47.9	30.6	64%
Interest expense, net	42.5	52.0	(9.5)	(18)%
Other (income)/expense, net	4.8	(0.7)	5.5	*
Earnings/(loss) from continuing operations before income taxes	31.2	(3.4)	34.6	*
Income tax expense/(benefit)	18.2	(2.5)	20.7	*
Earnings/(loss) from continuing operations	13.0	(0.9)	13.9	*
Net earnings/(loss) from discontinued operations, net of tax	6.1	(37.3)	43.4	*
Net earnings/(loss)	19.1	(38.2)	57.3	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.1)	—	(0.1)	*
Net earnings/(loss) attributable to Catalent	$19.2	$(38.2)	$57.4	*
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended June 30, 2013		Increase/(Decrease)
	2013	2012	Change $	Change %
Oral Technologies
Net revenue	$333.3	$323.0	$10.3	3%
Segment EBITDA	100.8	97.8	3.0	3%
Medication Delivery Solutions
Net revenue	68.1	57.5	10.6	18%
Segment EBITDA	14.4	8.7	5.7	66%
Development and Clinical Services
Net revenue	106.7	101.3	5.4	5%
Segment EBITDA	19.5	19.3	0.2	1%
Inter-segment revenue elimination	(2.9)	(3.5)	0.6	(17)%
Unallocated Costs	(23.6)	(40.2)	16.6	(41)%
Combined Total
Net revenue	505.2	478.3	26.9	6%
EBITDA from continuing operations	$111.1	$85.6	$25.5	30%
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions)

	Fiscal Year Ended June 30,		Increase/(Decrease)	Increase/(Decrease)
	2013	2012	Change $	Change %
Net revenue	$1,800.3	$1,694.8	$105.5	6%
Cost of products sold	1,231.7	1,136.2	95.5	8%
Gross margin	568.6	558.6	10.0	2%
Selling, general and administrative expenses	340.6	348.1	(7.5)	(2)%
Impairment charges and (gain)/loss on sale of assets	5.2	1.8	3.4	*
Restructuring and other	18.4	19.5	(1.1)	(6)%
Property and casualty (gain)/loss, net	—	(8.8)	8.8	*
Operating earnings/(loss)	204.4	198.0	6.4	3%
Interest expense, net	203.2	183.2	20.0	11%
Other (income)/expense, net	25.1	(3.8)	28.9	*
Earnings/(loss) from continuing operations before income taxes	(23.9)	18.6	(42.5)	*
Income tax expense/(benefit)	24.1	16.5	7.6	46%
Earnings/(loss) from continuing operations	(48.0)	2.1	(50.1)	*
Net earnings/(loss) from discontinued operations, net of tax	1.2	(41.3)	42.5	*
Net earnings/(loss)	(46.8)	(39.2)	(7.6)	19%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.1)	1.2	(1.3)	*
Net earnings/(loss) attributable to Catalent	$(46.7)	$(40.4)	$(6.3)	16%
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Fiscal Year Ended June 30,		Increase/(Decrease)
	2013	2012	Change $	Change %
Oral Technologies
Net revenue	$1,186.3	$1,220.2	$(33.9)	(3)%
Segment EBITDA	315.7	334.6	(18.9)	(6)%
Medication Delivery Solutions
Net revenue	219.3	223.9	(4.6)	(2)%
Segment EBITDA	31.5	27.5	4.0	15%
Development and Clinical Services
Net revenue	404.8	268.3	136.5	51%
Segment EBITDA	75.0	53.0	22.0	42%
Inter-segment revenue elimination	(10.1)	(17.6)	(7.5)	(43)%
Unallocated Costs	(90.6)	(84.8)	5.8	7%
Combined Total
Net revenue	1,800.3	1,694.8	105.5	6%
EBITDA from continuing operations	$331.6	$330.3	$1.3	*
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	March 31, 2013	June 30, 2013	June 30, 2013
Earnings/(loss) from continuing operations	$(0.9)	$(19.5)	$(27.6)	$(13.9)	$(61.9)	$13.0	$(48.0)
Interest expense, net	52.1	53.9	53.2	53.6	212.8	42.5	203.2
Income tax (benefit)/provision	(2.5)	(2.0)	8.0	(0.1)	3.4	18.2	24.1
Depreciation and amortization	36.9	37.3	38.5	39.1	151.8	37.3	152.2
Noncontrolling interest	—	—	—	—	—	0.1	0.1
EBITDA from continuing operations	85.6	69.7	72.1	78.7	306.1	111.1	331.6

Equity compensation	1.1	1.0	0.6	0.6	3.3	0.6	2.8
Impairment charges and (gain)/loss on sale of assets	3.3	(0.2)	2.6	2.2	7.9	0.6	5.2
Financing related expenses and other	—	—	10.9	0.3	11.2	5.7	16.9
US GAAP Restructuring	6.9	3.5	5.6	3.6	19.6	5.7	18.4
Acquisition, integration and other special items	10.1	4.8	3.4	4.6	22.9	2.7	15.5
Property and casualty losses	1.7	—	—	—	1.7	—	—
Foreign Exchange loss(gain) (included in other, net) (1)	(1.6)	0.2	3.2	7.1	8.9	(4.8)	5.7
Other adjustments	1.4	—	—	0.6	2.0	3.6	4.2
Sponsor monitoring fee	3.3	3.3	3.3	2.9	12.8	2.9	12.4
Subtotal	111.8	82.3	101.7	100.6	396.4	128.1	412.7
Estimated cost savings	—	—	—	—	—	—	—
Adjusted EBITDA	$111.8	$82.3	$101.7	$100.6	$396.4	$128.1	$412.7

(1) The twelve months ended June 30, 2013 included $6.6 million of unrealized foreign currency exchange rate losses primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate gains from the non-cash and cash settlement of inter-company loans of $0.9 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$106.4	$139.0
Trade receivables, net	358.0	338.3
Inventories	124.9	118.7
Prepaid expenses and other	88.6	108.7
Total current assets	677.9	704.7
Property, plant, and equipment, net	814.5	809.7
Other non-current assets, including intangible assets	1,564.4	1,624.6
Total assets	$3,056.8	$3,139.0

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$35.0	$43.2
Accounts payable	150.8	134.2
Other accrued liabilities	224.5	261.9
Total current liabilities	410.3	439.3
Long-term obligations, less current portion	2,656.6	2,640.3
Other non-current liabilities	400.2	410.1
Total Catalent shareholder's equity/(deficit)	(410.7)	(350.7)
Noncontrolling interest	0.4	—
Total shareholder's deficit	(410.3)	(350.7)
Total liabilities and shareholder’s deficit	$3,056.8	$3,139.0

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Fiscal Year Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	139.1	87.7
Net cash provided by/(used in) operating activities from discontinued operations	(1.4)	0.2
Net cash provided by/(used in) operating activities	137.7	87.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(122.5)	(104.2)
Proceeds from sale of property and equipment	2.9	2.2
Proceeds from insurance related to long lived assets	—	21.3
Payment for acquisitions, net	(2.5)	(457.5)
Net cash provided by/(used in) investing activities from continuing operations	(122.1)	(538.2)
Net cash provided by/(used in) investing activities from discontinued operations	—	43.7
Net cash provided by/(used in) investing activities	(122.1)	(494.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	(3.9)	(2.9)
Payments related to revolver credit facility fees	—	(1.6)
Proceeds from Borrowing, net	672.7	393.3
Payments related to long-term obligations	(708.5)	(37.0)
Call premium and financing fees paid	(10.8)	—
Equity contribution/(redemption)	1.2	1.1
Net cash (used in)/provided by financing activities from continuing operations	(49.3)	352.9
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	(49.3)	352.9
Effect of foreign currency on cash	1.1	(12.4)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(32.6)	(66.1)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	139.0	205.1
CASH AND EQUIVALENTS AT END OF PERIOD	$106.4	$139.0